Exhibit 4.5

COORDINATION AGREEMENT

by and among

THE AEA INVESTORS,

THE OTPP INVESTORS

and

THE TCP INVESTORS

with respect to

TRAEGER, INC.

Dated as of [____], 2021

Exhibit A Assumption Agreement

COORDINATION AGREEMENT

This COORDINATION AGREEMENT, dated as of [____], 2021 (as amended, restated, modified or supplemented from time to time, this “Agreement”), is entered into by and among (i) the AEA Investors (as defined below), (ii) the OTPP Investors (as defined below) and (iii) the TCP Investors (as defined below) (collectively, the “Sponsors”).

RECITALS

A. WHEREAS, TPG Holdings LP, a Delaware limited partnership and the direct parent of Traeger, Inc., a Delaware corporation (the “Company”), the Sponsors and the other parties named therein (collectively, the “Holders”) are parties to that certain Amended and Restated Limited Partnership Agreement of the Company, dated as of September 25, 2017 (as amended, restated, modified, or supplemented from time to time, the “Limited Partnership Agreement”);

B. WHEREAS, the Company is proposing to consummate an initial public offering of shares of its common stock, par value $0.01 (the “Common Stock”) (the “IPO”);

C. WHEREAS, the Company, the Sponsors and the other parties named therein are parties to that certain Registration Rights Agreement, dated as of the date hereof (as amended, restated, modified, or supplemented from time to time, the “Registration Rights Agreement”), establishing and setting forth their agreement with respect to registration rights associated with the ownership of shares of Common Stock of the Company; and

D. WHEREAS, the Sponsors desire to memorialize agreements regarding certain matters, including the coordination of certain sales of Registrable Securities (as such term is defined in the Registration Rights Agreement) following the IPO.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Effectiveness; Definitions.

1.1. Closing. This Agreement shall become effective upon the closing of the IPO (the “Closing”). If the Closing does not occur, the provisions of this Agreement shall be without any force or effect.

1.2. Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in Section 6 hereof, provided, however, that capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Rights Agreement.

Section 2. Transfers.

2.1. Registered Transfers. No Sponsor shall Transfer any or all of its Registrable Securities after the Closing in a registered Sale made pursuant to an effective registration statement under the Securities Act, other than in compliance with the Registration Rights Agreement.

2.2. Rule 144 Transfers. No Sponsor shall Transfer any or all of its Registrable Securities after the Closing pursuant to Rule 144 under the Securities Act (“Rule 144”), other than in compliance with this Section 2.2, and each Sponsor shall use reasonable efforts to coordinate any such Transfer of Registrable Securities pursuant to Rule 144 (“144 Coordination”) until such time when such Sponsor and any of the other Sponsors cease to comprise a “group” within the meaning of the Exchange Act. Registrable Securities Transferred pursuant to Rule 144 shall conclusively be deemed thereafter not to be Registrable Securities under this Agreement.

2.2.1. For so long as 144 Coordination is in effect with respect to any Sponsor, such Sponsor shall provide each other Sponsor with at least two (2) Business Days’ prior notice (a “144 Notice”) when it wishes to Sell Registrable Securities under Rule 144; provided, that, without the consent of each of the other Sponsors, for any given measurement period for purposes of the group volume limit pursuant to Rule 144 (the “Rule 144 Group Volume Limit”), except as provided in Section 2.3.1, no holder of Registrable Securities shall be permitted to effect Transfers in excess of its pro rata share of all Registrable Securities that may be Transferred by members of the Related Group during the applicable measurement period based on its percentage ownership of Registrable Securities held by the members of the Related Group at the start of such measurement period. Each 144 Notice shall specify (i) the earliest time at which such Sponsor intends to commence Sales pursuant to this Section 2.2.1 (the “Time of First Sale”), (ii) whether such a Sale will commence a new measurement period for purposes of the Rule 144 Group Volume Limit or is part of such a continuing measurement period previously commenced by another 144 Notice, and (iii) the pro rata share of the Rule 144 Group Volume Limit attributable to each Sponsor for that measurement period, determined as of its commencement. In order to facilitate the calculation of such pro rata rights under this Agreement, each Sponsor agrees to provide current information regarding its holdings of Registrable Securities to any other Sponsor from time to time upon the reasonable request of such other Sponsor. In the event that any Sponsor agrees to forego its full pro rata share of the Rule 144 Group Volume Limit by written notice to the other Sponsors, the remainder shall be reallocated to the other Sponsors in like manner. If any Transfer pursuant to Rule 144 has not been consummated by the fifth (5th) Business Day after the Time of First Sale specified in the applicable 144 Notice (the “144 Expiration Date”), the Sponsor that delivered such 144 Notice shall be required to either (x) extend the existing 144 Notice no later than the 144 Expiration Date or (y) deliver a new 144 Notice before proceeding with any Transfer pursuant to Rule 144.

2.2.2. The provisions of this Section 2.2 shall not apply to any Transfer of Registrable Securities at any time with respect to which 144 Coordination is not effective.

2.2.3. Notwithstanding the foregoing, any Sponsor may opt out of 144 Coordination with respect to any period of time if such holder of Registrable Securities delivers a notice to the other Sponsors irrevocably committing not to Transfer any Registrable Securities pursuant to Rule 144 during such period of time.

2.3. Partner Distributions. For so long as 144 Coordination is in effect, each Sponsor shall provide at least five (5) Business Days’ notice to the other Sponsors in advance of any Partner Distribution by such Sponsor, and, until the second anniversary of the Closing, no Partner Distribution shall be made by the OTPP Investors or the TCP Investors without the prior written consent of the AEA Investors.

2.3.1. For purposes of this Agreement, so long as 144 Coordination is in effect, Partner Distributions shall be limited to the number of Registrable Securities that the applicable holder of Registrable Securities would have been permitted to Transfer under Rule 144 pursuant to the proviso in the first sentence of Section 2.2.1, and, for purposes of this Agreement, will reduce on a Registrable Security for Registrable Security basis the number of Registrable Securities that such holder of Registrable Securities is permitted to Sell under Rule 144, whether individually or as part of a Related Group, to the extent such Partner Distribution is required by law to be taken into account for purposes of the Rule 144 Group Volume Limit applicable to such Related Group.

2.4. Private Sales. Each Sponsor, at such Sponsor’s option, may, with respect to its Registrable Securities, participate proportionately (as provided for below), and the Prospective Selling Sponsor (as defined below) shall allow each other Sponsor to participate in, any proposed Transfer by a Sponsor (the “Prospective Selling Sponsor”) of any or all of its Registrable Securities for cash or other consideration after the Closing (other than any Transfer (i) to any of such Sponsor’s Affiliates, or (ii) pursuant to Sections 2.1, 2.2 or 2.3) whether pursuant to a stock sale, merger, consolidation, a tender or exchange offer, unregistered block trade or any other transaction (a “Private Sale”). The Prospective Selling Sponsor shall notify each other Sponsor in writing of such Prospective Selling Sponsor’s intention to effect such Private Sale, the identity of the Person to which such Registrable Securities would be Transferred in the contemplated Private Sale (the “Proposed Transferee”) and the nature and per share amount of consideration to be paid by the Proposed Transferee, at least ten (10) Business Days before the closing of any such proposed Private Sale. Any sale of Registrable Securities by any Sponsor exercising its rights pursuant to this Section 2.4 (each, a “Tagging Stockholder”) shall be for the same price and form of consideration per share, on substantially the same terms and subject to substantially the same conditions as the sale of Registrable Securities owned by the Prospective Selling Sponsor; provided, that (a) with respect to any indemnification obligations, no Tagging Stockholder shall be obligated to assume joint and several liability with respect to such indemnification obligations but shall be obligated only with respect to its proportionate share of any escrow and indemnification obligations and for all indemnification obligations with respect to matters that are personal to such Tagging Stockholder, capped at that portion of the aggregate purchase price that such Tagging Stockholder or its designees actually receive, (b) notwithstanding the foregoing, such Tagging Stockholder shall not be required to make any representations, warranties, covenants or indemnities relating to any other Sponsor, the Company or any of its Affiliates or Subsidiaries other than with respect to such Tagging Stockholder’s ownership of, and ability to sell (including authority to enter into any related agreement), such Tagging Stockholder’s Registrable Securities and (c) no Tagging Stockholder shall be required to agree to any covenant restricting the ability of such Tagging Stockholder to compete with the Company or its Affiliates or to solicit or hire the employees of the Company or its Affiliates. Each Tagging Stockholder shall be entitled to sell up to that number of its Registrable Securities (rounded up to the nearest whole number) which is equal to the same percentage of its Registrable Securities as the Prospective Selling Sponsor sells of its Registrable Securities in such Private Sale (determined on the basis of the aggregate number of Registrable Securities owned and the aggregate number of such Registrable Securities being sold by the Prospective Selling Sponsor), but not in excess of the aggregate number of such Tagging Stockholder’s Registrable Securities (for the avoidance of doubt, such calculation shall exclude equity of any Subsidiary which may be held by a Sponsor)). If a Tagging Stockholder sells any Registrable Securities in a Private Sale pursuant to this Section 2.4, such Tagging Stockholder shall pay and be responsible for such Tagging Stockholder’s proportionate share of the reasonable out-of-pocket costs incurred by the Proposed Selling Sponsor in connection with the Private Sale.

2.4.1. The rights provided by Section 2.4 must be exercised by a Tagging Stockholders within ten (10) Business Days following receipt of the notice required by the preceding sentence by delivery of an irrevocable written notice to the Prospective Selling Sponsor indicating such Tagging Stockholder’s exercise of its rights and specifying the maximum number of Registrable Securities it desires to sell. The Tagging Stockholder shall be entitled under Section 2.4 to Transfer to the Proposed Transferee the number of Registrable Securities determined in accordance with the foregoing paragraph.

2.4.2. If a Tagging Stockholder exercises its rights under Section 2.4, the closing of the purchase of the Registrable Securities with respect to which such rights have been exercised is subject to, and shall take place concurrently with, the closing of the Private Sale. If the closing of the Private Sale does not occur within 120 days after the Tagging Stockholder’s receipt of a written notice of such Private Sale pursuant to Section 2.4, the Tagging Stockholder may withdraw from the Private Sale by providing written notice to the Prospective Selling Sponsor within ten (10) Business Days after the expiration of such 120-day period.

Section 3. Remedies.

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have under law or otherwise. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to, and each party consents to, the entry of an injunction or injunctions to prevent breaches of this Agreement and any appropriate equitable remedy, including specific performance of this Agreement and the enjoining of any continuing breach of this Agreement, without the necessity of proving monetary damages or the posting of any bond, in addition to any other remedy at law to which an aggrieved party may be entitled. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 4. Successors and Assigns.

Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, whether so expressed or not. No Sponsor shall have the right to assign all or part of its rights and obligations under this Agreement without the prior written consent of each of the other Sponsors; provided, however, that any Sponsor may assign this Agreement to one or more of its Permitted Affiliate Transferees, without the prior written consent of the other Sponsors; provided, further, that such Sponsors’ Permitted Affiliate Transferee(s) executes and delivers to the Company an Assumption Agreement; provided, further, that the assigning Sponsor shall not be liable for any obligations hereunder of the transferee, other than respect to any transferee that is an Affiliate of the assigning Sponsor. Upon any such assignment to an assigning Sponsor’s Permitted Affiliate Transferee(s), such assignee shall have and be able to exercise and enforce all rights of the assigning Holder which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Holder shall be treated as a reference to the assignee. If any Sponsor shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all the benefits, of this Agreement.

Section 5. Amendment, Termination, Etc.

5.1. Amendments and Waivers. This Agreement may be amended, modified, extended or terminated only by an agreement in writing signed by each Sponsor. Each such amendment, modification, extension or termination shall be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of its terms be effective. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.

5.2. Withdrawal from Agreement. Any Sponsor that, together with its Affiliates, holds less than three percent (3%) of the aggregate then-outstanding shares of Common Stock may withdraw from this Agreement and terminate this Agreement with respect to such Sponsor and its Affiliates upon written notice to each of the other Sponsors; provided, however, that, as of such time, such Sponsor ceases to comprise a “group” within the meaning of the Exchange Act with any of the other Sponsors.

Section 6. Definitions. The following terms shall have the following meanings:

“144 Coordination” shall have the meaning set forth in Section 2.2.

“144 Expiration Date” shall have the meaning set forth in Section 2.2.1.

“144 Notice” shall have the meaning set forth in Section 2.2.1.

“AEA” means AEA Investors LP, a Delaware limited partnership.

“AEA Investors” means (i) AEA, (ii) AEA TGP Holdco LP, (iii) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a general partner, controlling equity holder or managing member (whether directly or indirectly) of any Person described in clause (i) or (ii) or an Affiliate of such Person and (iv) any Permitted Affiliate Transferee of any of the foregoing that executes an Assumption Agreement; provided, that for the avoidance of doubt, for purposes of this definition neither “AEA Investors” nor Affiliates thereof shall include any portfolio company of AEA.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Sponsor.

“Agreement” shall have the meaning set forth in the Preamble.

“Assumption Agreement” means an agreement in the form set forth in Exhibit A hereto whereby a Permitted Affiliate Transferee of a Sponsor who acquires such Registrable Securities becomes a party to, and agrees to be bound, to the same extent as its transferor, by the terms of this Agreement. For the avoidance of doubt, (i) if the transferor of such shares was an OTTP Investor or TCP Investor (as defined below), such transferee will be subject to the same rights and obligations as such transferring Sponsor, or (ii) if the transferor of such shares was an AEA Investor, such transferee will be subject to the same (except as otherwise provided in such Assumption Agreement) rights and obligations of an AEA Investor.

“Block Trade” means a block sale bought deal or non-marketed underwritten offering of Registrable Securities.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Company” shall have the meaning set forth in the Recitals.

“OTPP Investors” means 2594868 Ontario Limited (or any successor thereof) and any Permitted Affiliate Transferee of 2594868 Ontario Limited (or any successor thereof) that executes an Assumption Agreement; provided, that, for the avoidance of doubt, for purposes of this definition neither “OTPP Investors” nor Affiliates thereof shall include any portfolio company of Ontario Teachers’ Pension Plan Board.

“Partner Distribution” means a distribution to, and registered resale by, the members, partners or other equity holders of a holder of Registrable Securities.

“Permitted Affiliate Transferee” means any Affiliate of any Sponsor to which such Sponsor has transferred all or a portion of its Registrable Securities, and which has executed an Assumption Agreement.

“Private Sale” shall have the meaning set forth in Section 2.4.

“Proposed Transferee” shall have the meaning set forth in Section 2.4.

“Prospective Selling Sponsor” shall have the meaning set forth in Section 2.4.

“Related Group” shall mean, with respect to any Rule 144 measurement period, any Sponsor, or any of their respective Affiliates, other than those (i) who have agreed to forego their full pro rata share of the Rule 144 Group Volume Limit in accordance with the penultimate sentence of Section 2.2.1 or (ii) who have opted out of 144 Coordination pursuant to Section 2.2.3.

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“Sponsors” shall have the meaning set forth in the Preamble.

“Tagging Stockholder” shall have the meaning set forth in Section 2.4.

“TCP Investors” means TCP Traeger Holdings SPV LLC, a Delaware limited liability company (or any successor thereof) and any Permitted Affiliate Transferee of TCP Traeger Holdings SPV LLC (or any successor thereof) that executes an Assumption Agreement; provided, that, for the avoidance of doubt, for purposes of this definition neither “TCP Investor” nor Affiliates thereof shall include any portfolio company of TCP.

“Time of First Sale” shall have the meaning set forth in Section 2.2.1.

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Registrable Securities to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

Section 7. General.

7.1. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day, or (v) if via e-mail communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any other recipient at the address indicated below or pursuant to such other instructions as may be designated in writing by the party to receive such notice if to the AEA Investors, to:

AEA Investors L.P.
520 Madison Avenue, 40th Floor
New York, NY 10022
Attention: Barbara L. Burns
Fax: (212) 702-0518

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8000
Fax: (212) 859-4000
Attention: Steven J. Steinman
Randi Lally

if to the OTPP Investors, to:

c/o Ontario Teachers’ Pension Plan
5650 Yonge Street
Toronto, Ontario M2M 4H5
Attention: Harj Shoan
Telephone: (416) 730-3510
Fax: (416) 730-3771
Email: harj_shoan@otpp.com
law_investments@otpp.com

with a copy (which shall not constitute notice) to:

Torys LLP
79 Wellington Street West, Suite 3000
Toronto, Ontario M5K 1N2
Attention: Laurie N. Duke
Telephone: 416-865-7348
Fax: 416-865-7380
Email: lduke@torys.com

if to the TCP Investors, to:

c/o Trilantic Capital Partners
375 Park Avenue, 30th Floor
New York, NY 10152
Attention: James Manges,
Grant Palmer
Facsimile: (646) 368-6988
E-mail: JManges@trilantic.com,

grant.palmer@trilantic.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Ave.
New York, New York 10022
Telephone: (212) 446-4800
Fax: (212) 446-6460
Attention: Christopher J. Torrente,
Email: christopher.torrente@kirkland.com

7.2. Entire Agreement. This Agreement, the Registration Rights Agreement, the Limited Partnership Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement between the parties hereto concerning the subject matter hereof.

7.3. Interpretation; Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the construction of this Agreement, the neutral gender will include the feminine or the masculine in cases where such meanings would be appropriate.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.4. Counterparts. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.5. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.6. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.7. Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement)

7.8. Aggregation of Registrable Securities. All Registrable Securities held by a Sponsor and its Affiliates shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

7.9. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Commercial Division of the New York Supreme Court located in in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AEA INVESTORS:

AEA TGP HOLDCO LP

By:

Name:
Title:

[Signature Page to Coordination Agreement]

OTPP INVESTORS:

2594868 ONTARIO LIMITED

By:

Name:
Title:

[Signature Page to Coordination Agreement]

TCP INVESTORS:

TCP TRAEGER HOLDINGS SVP LLC

By:

Name:
Title:

[Signature Page to Coordination Agreement]

Exhibit A

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) is made as of [_____], by and among [_____] (the “Transferring Holder”) and [_____], an Affiliate of the Transferring Holder (the “New Holder”), in accordance with that certain Coordination Agreement, dated as of [_____] (as amended from time to time, the “Agreement”), by and among the AEA Investors, the TCP Investors and the OTPP Investors.

WHEREAS, the Agreement requires the New Holder, as a condition to the assignment of Transferring Holders rights under the Agreement, to become a party to the Agreement by executing this Assumption Agreement, and upon the New Holder signing this Assumption Agreement, the Agreement will be deemed to be amended to include the New Holder as a [AEA Investor/TCP Investor/OTPP Investor] thereunder.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Party to the Agreement. By execution of this Assumption Agreement, as of the date hereof the New Holder is hereby made a party to the Agreement as a [AEA Investor /TCP Investor/OTPP Investor]. The New Holder hereby agrees to become a party to the Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Agreement that are applicable to, and assignable under the Agreement by, the Transferring Holder, in the same manner as if the New Holder were an original signatory to the Agreement. Execution and delivery of this Assumption Agreement by the New Holder shall also constitute execution and delivery by the New Holder of the Agreement, without further action of any party.

Section 2. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement unless otherwise noted.

Section 3. Representations and Warranties of the New Holder.

3.1. Authorization. The New Holder has all requisite [corporate] power and authority and has taken all action necessary in order to duly and validly approve the New Holder’s execution and delivery of, and performance of its obligations under, this Assumption Agreement. This Assumption Agreement has been duly executed and delivered by the New Holder and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms.

3.2. No Conflict. The New Holder is not under any obligation or restriction, whether or otherwise, nor shall it assume any such obligation or restriction, that does or would materially interfere or conflict with the performance of its obligations under this Assumption Agreement.

Section 4. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Assumption Agreement and the consummation of the transactions contemplated hereby.

Exhibit A

Section 5. Governing Law.

This Assumption Agreement and all amendments and supplements to it, including any issues as to the meaning or validity of any part of it and the rights and obligations of the parties under it, and all actions or proceedings of any nature whatsoever arising out of or relating to this Assumption Agreement, shall be construed in accordance with and governed by the domestic substantive Laws of the State of Delaware without giving effect to any choice of Law or conflicts of Law provision or rule that might otherwise cause the application of the domestic substantive Laws of any other jurisdiction.

Section 6. Counterparts. This Assumption Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 7. Entire Agreement. This Assumption Agreement, the Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof contains the entire understanding among the parties with respect to the subject matter hereof and supersede any prior agreement between the parties hereto concerning the subject matter hereof.

[Signature Pages Follow]

Exhibit A

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned parties have executed this Assumption Agreement as of the date first above written.

TRANSFERRING HOLDER

[_____]

By:___________________________
Name:
Title:

NEW HOLDER

[_____]

By:___________________________
Name:
Title:

Notice Address: [_____]
[_____]
[_____]
Attn: [_____]
Facsimile: [_____]